Exhibit4.10

15 April 2010

To:                      Sakonnet Shipping Ltd
3rd Floor, Par La Ville Place
14 Par La Ville Road
Hamilton HM 08
Bermuda

(the “Borrower”)

Fax no.: +1-401-410-1122 / +44-1635-255-502

Attention:                      Mr. Michael Hudner / Mr. Anthony Dalzell

Dear Sirs,

(i) Loan Agreement dated 24 January 2007 made between the Borrower and The Bank of Nova
     Scotia Asia Limited (the “Bank”) (the “Loan Agreement”) in respect of a loan facility of up to
     US$27,300,000 to part finance the acquisition of m.v. “Sakonnet” (the “Ship”) and

(ii) Corporate Guarantee dated 24 January 2007 made between B+H Ocean Carriers Ltd. (the
      “Corporate Guarantor”) and the Bank (the “Corporate Guarantee”).

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

With reference to the Bank’s letter(s) dated 15 September 2009, 20 March 2010 and 6 April 2010 in relation to waivers and amendments of financial covenants requested by the Corporate Guarantor, the Bank confirms the following:

(a)
Receipt of the 1% amendment fee based upon the Loan outstanding as at the date of our letter dated 15 September 2009 for the temporary waiver which was in effect for the EBITDA / Fixed Charge covenant contained in clause 5.3.2 of the Corporate Guarantee from 30 June 2009 up to 1 January 2010;

(b)	A temporary waiver is currently in place for the EBITDA / Fixed Charge covenant in clause 5.3.2 of the Corporate Guarantee from 1 January 2010 up to 1 January 2011; and
(c)                 The amendments, as requested and described in the Corporate Guarantor’s letter dated 25 January
        2010 (as attached hereto), to the following Financial Covenants as set out in clause 5.3.2 of the
        Corporate Guarantee became effective as at 1 January 2010 up to maturity of the subject facility:
(i) Minimum [Value Adjusted] Equity Ration, (ii) Minimum Value Adjusted Equity, (iii) Positive
Working Capital and (iv) Cash and Cash Equivalents.

All of the above remains subject to the following:

1.	No dividends are allowed to be distributed by the Borrower or the Corporate Guarantor without the prior written consent of the Bank,
2.	New margin: LIBOR + 3.00% p.a. shall be effective as of 1 January 2010.

As the Notice of Cancellation of the MOA for Hull#1150 (the accommodation work barge) dated 30 March 2010 is still subject to acceptance by the shipyard, possible penalty payments and other disputes, the Bank shall require a further update from the Corporate Guarantor by no later than 30 April 2010.

For the avoidance of doubt, except as set out herein, the Bank has not granted a waiver of any breach or any Events of Default whatsoever which may be existing or may occur under the Loan Agreement or the Corporate Guarantee.  All of the Banks’ rights are hereby reserved, and nothing herein is to be construed as a waiver of the same.

Yours faithfully,

s/_____________________
For and on behalf of
The Bank of Nova Scotia Asia Limited
(in its capacity as the Bank)

We hereby agree to the terms and conditions and all other contents of this letter.

s/______________________
Signed for and on behalf of
Sakonnet Shipping Ltd.
Name:
Title:

s/______________________
Signed for and on behalf of
B+H Ocean Carriers Ltd.
Name:
Title: